Exhibit 99.1

For more information, contact:

Novatel Wireless

Dan Halvorson

Vice President of Finance

(858) 320-8821

www.novatelwireless.com

The Blueshirt Group, Investor Relations

Chris Danne, Rakesh Mehta

(415) 217-7722

chris@blueshirtgroup.com

rakesh@blueshirtgroup.com

Novatel Wireless Raises Q1 Revenue Estimates; Q1 2004

Revenues Expected to Increase Over 40% Sequentially; Company

Expects Positive GAAP Net Income Results

April 12, 2004

Novatel Wireless, Inc. NVTL, a provider of wireless broadband access solutions, today announced that it expects revenue for the first quarter of 2004 to be approximately $14.8 million to $15.1 million, significantly ahead of the Company’s previous guidance of $12.0 million to $13.0 million. This would represent an over 40% sequential increase from the $10.6 million reported in the immediately preceding fourth quarter and an over 95% year-over-year increase in revenue from the $7.5 million reported in the first quarter of last year. The Company plans to announce full financial results on May 6th, 2004.

“We are encouraged by the higher than expected first quarter sales, driven by strong orders for UMTS in Europe and solid demand in the U.S. for our CDMA products,” said Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “We expect to report gross margins of above 28% and, despite an expected increase in R&D spending in absolute dollars in connection with the development and launch of our 3G products, we expect solid increases to operating income as well as positive GAAP net income. Moving forward, we currently expect revenue in the second quarter of between $17.0 million and $18.0 million. We also currently expect steady improvements to our gross margins to approximately 30%.”

Novatel Wireless will release final first quarter results on Thursday, May 6th shortly after the market close and host a conference call for analysts and investors to discuss its quarterly results at 2:00 p.m. PT (5:00 p.m. ET). Open to the public, a live Web cast of the conference call will be accessible from the “Investor Relations” section of the Novatel Wireless web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless web site.

About Novatel Wireless, Inc.

Novatel Wireless, Inc. is a provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, and Freedom Box(TM) Ruggedized Modems enable high-speed wireless access to personal, corporate and public information via portable computers, handheld devices and vertical market applications. The Company delivers innovative 2.5G and 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on Nasdaq: NVTL.

The Novatel Wireless logo, Merlin, Merlin U530, Expedite and MobiLink are trademarks of Novatel Wireless, Inc. All other brands, products and company names mentioned herein are trademarks of their respective holders.

Some of the information presented in this release, including expected revenue and gross margin for the first quarter of 2004 and for future periods, is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.